EXHIBIT 99.1

Wyeth Ayerst

                                     Contact:    Wyeth-Ayerst Laboratories
                                                 Audrey Ashby
                                                 (610) 971-5823

                                                 Doug Petkus
                                                 (610) 971-4980

                                                 Robinson, Lerer & Montgomery
                                                 Sheilagh Mylott
                                                 (212) 484-7697


         WYETH-AYERST TO ADD INFORMATION TO LABELING OF ANTIOBESITY THERAPIES

         PHILADELPHIA, PA July 25, 1997 -- Wyeth-Ayerst Laboratories has written to health care providers to inform them that the company is working with the U.S. Food and Drug Administration (FDA) to develop appropriate warning language which will reflect heightened concerns about potential serious side effects which have been reported with concomitant use of fenfluramine and phentermine ("fen/phen"). When the language is finalized with the FDA, it will be incorporated as a boxed warning in the physician and patient labeling of the company's antiobesity products.

         The revised labeling for PONDIMIN(R) (fenfluramine hydrochloride) tablets C-IV will include a boxed warning about a possible serious heart valve disorder which has been reported with concomitant use of fenfluramine and phentermine ("fen/phen").

         Phentermine manufacturers were also asked by the FDA to develop appropriate warning language to revise the labeling of their products.

         Revised labeling including a boxed warning for REDUX(TM) (dexfenfluramine hydrochloride capsules) C-IV, which is marketed in the U.S. by Wyeth-Ayerst, has also been submitted to the FDA because it is a related chemical compound to fenfluramine.

         A boxed warning is the method used in product labeling to prominently display information on special problems of a critical nature. In this case, doctors and patients will be made aware of a possible association between the concomitant use of fenfluramine (Pondimin) and phentermine (e.g., Ionamin(R), Fastin(R) and Adipex-P(R)) and a serious and unusual valvular heart disease. The symptoms of this valvular heart disease may include dyspnea (unexplained shortness of breath), reduced exercise tolerance and/or lower extremity edema (swelling). Patients who develop these symptoms or a new heart murmur during therapy should be given a complete cardiac evaluation.


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         Evidence of a causal relationship between the treatment of obesity with fenfluramine and phentermine combination therapy and valvular heart disease is inconclusive. Wyeth- Ayerst is initiating scientific studies to supplement currently available data. In January 1997, Wyeth-Ayerst sent a letter to physicians cautioning that the concomitant use of phentermine and Pondimin has not been adequately studied and is not an approved use of Pondimin.

         The warning will also contain information from the current labeling on the small risk of developing primary pulmonary hypertension (PPH), an often-fatal disorder which has been associated with the use of prescription weight loss medications. PPH has symptoms which are similar to those of cardiac valvular disease. Wyeth-Ayerst will send another letter to physicians with a copy of the revised labeling when it is finalized with the FDA.

         According to the World Health Organization, obesity is considered the "biggest, global, chronic health problem in adults. If action is not taken to stem the pandemic, millions will develop related diseases such as diabetes and heart disease." Antiobesity medications can be important therapies in combination with diet and exercise for treating obesity, a serious medical condition. Wyeth-Ayerst is committed to provide physicians and patients with as much information as possible so they can make an appropriate individualized benefit/risk decision.

         Wyeth-Ayerst Laboratories is a major research-oriented pharmaceutical company with leading products in the areas of women's health care, cardiovascular, and metabolic disease therapies, central nervous system drugs, anti-inflammatory agents, vaccines, and generic pharmaceuticals. American Home Products Corporation (NYSE: AHP) is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a global leader in vaccines, biotechnology, agricultural products, animal health care, and medical devices.

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